Exhibit 10.2

Your Name: _________________________________ Total No. of Shares of Restricted Stock:___________
PRG-SCHULTZ RESTRICTED STOCK AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz”) is pleased to grant to the person signing below (“you” or “Participant”) the Restricted Stock described below under the PRG-Schultz 2008 Equity Incentive Plan (the “Plan”).

Restricted Stock:	Common Stock, no par value per share
Grant Date:
Fair Market Value on Grant Date:
Vesting: Subject to the Plan and this Agreement, one-hundred percent (100%) of the shares of Common Stock shall become nonforfeitable and transferable (“Vested”) on the earlier of (i) May 29, 2009 or (ii) the date of, and immediately prior to, the 2009 annual meeting of PRG-Schultz’s shareholders, provided the Participant has been continuously serving as a member of the Board from the Grant Date until the earlier of such times. Notwithstanding the foregoing, one-hundred percent (100%) of the shares of Common Stock shall become Vested if the Participant has continuously served as a member of the Board from the Grant Date until the time of the Change of Control.
Dividend and Voting Rights: Before the Restricted Stock becomes Vested, the Participant will have all of the rights of a shareholder of Common Stock with respect to the shares of Restricted Stock, including without limitation, the right to vote the shares of Restricted Stock and to receive dividends and distributions thereon. However, except as set forth below, during such period, the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any shares of Restricted Stock, which shall remain subject to a substantial risk of forfeiture and non-transferable as described in this Agreement.
The following documents are incorporated in this Agreement by reference and contain important information about your Restricted Stock. Copies of these documents are being provided to you concurrently with this Restricted Stock Agreement. Please review carefully and contact PRG-Schultz Human Resources if you have any questions:
Additional Terms and Conditions describes the restrictions on your Restricted Stock, what happens if you cease to serve as a director of PRG-Schultz before your Restricted Stock becomes Vested and where to send notices; and
The Plan contains the detailed terms that govern your Restricted Stock. If anything in this Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control; all terms used herein that are defined in the Plan have the same meaning given them in the Plan.
Please sign in the space provided below, keep a copy of this Agreement for your records, and return both originals to PRG-Schultz Human Resources.

Participant:	PRG-SCHULTZ INTERNATIONAL, INC.

By:

Print Your Name:	Name:

Your Residence Address:	Its:

ADDITIONAL TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK
PLAN ADMINISTRATION.
•	The Plan is administered by the Plan Administrator in the Finance Department in the Atlanta office. The Administrator is responsible for assisting you with respect to your Restricted Stock and maintaining the records of the Plan. He may be reached at (770) 779-6554 or 3037. If you have questions about your Restricted Stock or how the Plan works, please contact the Administrator during normal business hours.
•	Except as provided herein and in the Plan, this Restricted Stock is non-transferable. This Restricted Stock may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s “family members” (as such term is defined in the general instruction to the Form S-8 Registration Statement under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan Administrator expressly approves the transfer. Any transferee to whom this Restricted Stock is transferred shall be bound by the same terms and conditions, including with respect to Vesting, that govern the Restricted Stock in the hands of the Participant; provided, however, that the transferee may not transfer this Restricted Stock except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in this Restricted Stock shall be subject to any lien, obligation or liability of the Participant or any transferee.
•	Until the shares of Restricted Stock become Vested, in lieu of issuing certificates for such shares, PRG Schultz may reflect in its books and records the issuance of the Restricted Stock. If stock certificates evidencing the shares of Restricted Stock are issued before the Restricted Stock becomes Vested, PRG Schultz shall retain custody of such stock certificates until the shares of Restricted Stock become Vested. Within 10 days after the shares of Restricted Stock become Vested, the Company will deliver to the Participant or to the Participant’s broker the stock certificates evidencing the shares of Restricted Stock that have become Vested.
EFFECT OF TERMINATION OF BOARD SERVICE.
•	Termination of Board Service Before a Change of Control. Except as set forth below regarding a “Change of Control,” if your Board service terminates for any reason prior to the Restricted Stock becoming Vested, any Restricted Stock that is not then Vested will be forfeited immediately upon the termination of your Board service for any reason.
•	Change of Control. Upon the occurrence of a Change of Control, as such term is defined in the Plan, as in effect on the date hereof, before the termination of your Board service for any reason, one-hundred percent (100%) of the shares of Common Stock shall become Vested if you have continuously served as a member of the Board from the Grant Date until the time of the Change of Control. Accordingly, subsequent termination of your Board service for any reason after the Change of Control will not result in forfeiture of your shares of Common Stock.
NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRG-Schultz International, Inc. 600 Galleria Parkway, Suite 100 Atlanta, GA 30339 Attention: Senior Vice President-Human Resources

To you:	The address set forth on page 1

MISCELLANEOUS.
•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRG-Schultz at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRG-Schultz of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.
•	With respect to any shares of Restricted Stock forfeited under this Agreement, the Participant does hereby irrevocably constitute and appoint the Secretary of the Company or any successor Secretary of the Company (the “Secretary”) as his or her attorney to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary shall use such authority to cancel any shares of Restricted Stock that are forfeited under this Agreement.